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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Rockwood Holdings, Inc. and subsidiaries on Form S-1 of our report dated February 10, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to an accounting change discussed in Notes 1 and 5), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated February 10, 2005 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
February 11, 2005

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Exhibit 23.2